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                                                                    EXHIBIT 12.3

          RATIO OF EBITDA (AS DEFINED) TO INTEREST EXPENSE (AS DEFINED)

                                   1996      1997      1998      1999      2000

EBITDA (as defined)             $17,213   $24,522   $43,547   $50,562   $54,011
Interest expense (as defined)     4,510     3,463     3,175    20,722    25,924
                                -------   -------   -------   -------   -------

Ratio                               3.8       7.1      13.7       2.4       2.1
                                =======   =======   =======   =======   =======


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